Exhibit 10.1
KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT
[TIER ONE]
THIS AGREEMENT, effective as of the [____] of [_____], 20[__], by and between Alliant Energy Corporation, a Wisconsin corporation (referred to herein as “Alliant” and, together with its subsidiaries and any parent company controlling Alliant, referred to herein as the “Company”), and [________________] (hereinafter referred to as “Employee”).
W I T N E S S E T H
WHEREAS, the Employee is employed by the Company in a key executive capacity and the Employee’s services are valuable to the conduct of the business of the Company;
WHEREAS, the Company desires to continue to attract and retain dedicated and skilled management employees in a period of industry consolidation, consistent with achieving the best possible value for its shareowners in any change in control of the Company;
WHEREAS, the Company recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing a potential conflict of interest between the Company’s needs for the Employee to remain focused on the Company’s business and for the necessary continuity in management prior to and following a change in control, and the Employee’s reasonable personal concerns regarding future employment with the Company and economic protection in the event of loss of employment as a consequence of a change in control;
WHEREAS, the Company and the Employee are desirous that any proposal for a change in control or acquisition of Alliant will be considered by the Employee objectively and with reference only to the best interests of Alliant and its shareowners;
WHEREAS, the Employee will be in a better position to consider the Company’s best interests if the Employee is afforded reasonable economic security, as provided in this

Agreement, against altered conditions of employment which could result from any such change in control or acquisition;
WHEREAS, the Employee possesses intimate knowledge of the business and affairs of the Company and has acquired certain confidential information and data with respect to the Company; and
WHEREAS, the Company desires to insure, insofar as possible, that it will continue to have the benefit of the Employee’s services and to protect its confidential information and goodwill;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree to amend and restate the existing agreement as follows:
1.Definitions.
(a)409A Affiliate. The term “409A Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c), provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.
(b)Act. For purposes of this Agreement, the term “Act” means the Securities Exchange Act of 1934, as amended.
(c)Affiliate and Associate. For purposes of this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations under the Act.
(d)Beneficial Owner. For purposes of this Agreement, a Person shall be deemed to be the “Beneficial Owner” of any securities:

(i)which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase;
(ii)which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule l3d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule l3D under the Act (or any comparable or successor report); or

(iii)which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in subparagraph (ii) above) or disposing of any voting securities of the Company.
(e)Board. “Board” shall mean the Board of Directors of Alliant Energy Corporation, and “Director” means a member of the Board.
(f)Cause. “Cause” for termination by the Company of the Employee’s employment shall, for purposes of this Agreement, be limited to any of the following: (i) the engaging by the Employee in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Employee’s ability to perform the Employee’s duties or responsibilities; and (iii) continuing willful and unreasonable refusal by the Employee to perform the Employee’s duties or responsibilities (unless significantly changed without the Employee’s consent).
(g)Change in Control of the Company. “Change in Control of the Company” shall be determined with reference to Alliant Energy Corporation as Alliant, as more fully set forth below, and shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred, and such an event is a change in ownership or effective control of a corporation or a change in ownership of a substantial portion of the assets of a corporation pursuant to Treasury Regulations section 1.409A 3(i)(5):
(i)any Person (other than (A) Alliant or any Subsidiary, (B) a trustee or other fiduciary holding securities under any employee benefit plan of Alliant or any Subsidiary, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the shareowners of Alliant in substantially the same proportions as their ownership of stock in Alliant (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of Alliant (not including in the securities beneficially owned by such Person any securities acquired directly from Alliant or its Affiliates , pursuant to express authorization by the Board that refers to this exception) representing 30% or more of either the then outstanding shares of common stock of Alliant or the combined voting power of Alliant’s then outstanding voting securities; provided, however, that for purposes of this Subsection 1(g)(i), any acquisition pursuant to a transaction described in Subsection 1(g)(iii) and that is not a “Change in Control of the Company” pursuant to such Subsection shall also not constitute a “Change in Control of the Company” for purposes of this Subsection 1(g)(i); or
(ii)a change in the composition of the Board during any 12-month period such that the following individuals cease for any reason to constitute a majority of the number of Directors of Alliant then serving: (A) individuals who, as of the beginning of such 12-month period, constituted the Board and (B) any new Director who becomes a member of the Board subsequent to the beginning of the 12-month period (other than a Director whose initial assumption of office is in connection with an actual or threatened proxy or consent solicitation for the purpose of opposing a solicitation by Alliant relating to the election of Directors of Alliant) whose appointment or election by the Board or nomination for election by Alliant’s shareowners was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were Directors as of the beginning of such 12-monthperiod, or whose appointment, election or nomination for election was previously so approved; or
(iii)Alliant consummates a merger, consolidation or share exchange with any other corporation or issues voting securities in connection with a merger, consolidation or share exchange involving Alliant (or any Subsidiary), other than (A) a merger, consolidation or share exchange which results in the voting securities of Alliant outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of Alliant or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of Alliant (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of Alliant (not including in the securities beneficially owned by such Person any securities acquired directly from Alliant or its Affiliates , pursuant to express authorization by the Board that refers to this exception) representing 30% or more of either the then outstanding shares of common stock of Alliant or the combined voting power of Alliant’s then outstanding voting securities; or
(iv)the shareowners of Alliant approve, and Alliant completes, a plan of complete liquidation or dissolution of Alliant or Alliant effects a sale or disposition of all or substantially all of its assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by Alliant of all or substantially all of Alliant’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of Alliant immediately prior to such sale.
Notwithstanding the foregoing, no “Change in Control of the Company” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of Alliant immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in Alliant, an entity that owns all or substantially all of the assets or voting securities of Alliant immediately following such transaction or series of transactions.
(h)Code. For purposes of this Agreement, the term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.
(i)Covered Termination. Subject to Subsection 2(b) hereof, for purposes of this Agreement, the term “Covered Termination” means any Termination of

Employment of the Employee during the Employment Period where the Notice of Termination is delivered on or the Termination Date is any date prior to the end of the Employment Period.
(j)Employment Period. Subject to Subsection 2(b) hereof, for purposes of this Agreement, the term “Employment Period” means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Central Time on the earlier of the second anniversary of such date or the Employee’s Normal Retirement Date.
(k)Good Reason. For purposes of this Agreement, the Employee shall have “Good Reason” for termination of employment if an applicable event occurs and the Employee provides notice to Alliant of the existence of the event within 90 days of the initial existence of the event and Alliant fails to cure the event within 30 days of such notice. The applicable events are any one or more of the following:
(i)a material breach of this Agreement by the Company, including failure by Alliant to obtain the Agreement referred to in Subsection 17(a) hereof as provided therein;
(ii)a material diminution in the Employee’s base compensation; or
(iii)a material diminution in the Employee’s authority, duties, or responsibilities, including a material diminution in the budget over which the Employee retains authority.
(l)Normal Retirement Date. For purposes of this Agreement, the term “Normal Retirement Date” means “Normal Retirement Date” as defined in the primary qualified defined benefit pension plan applicable to the Employee, or any successor plan, as in effect on the date of the Change in Control of the Company.

(m)Person. For purposes of this Agreement, the term “Person” has the meaning given to such term in Section 3(a)(9) of the Act and used in Sections 13(d) and 14(d) thereof.
(n)Separation from Service. For purposes of this Agreement, the term “Separation from Service” means an Employee’s Termination of Employment, or if the Employee continues to provide services following his or her Termination of Employment, such later date as is considered a separation from service from the Company and its 409A Affiliates within the meaning of Code Section 409A. Specifically, if an Employee continues to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.
(o)Subsidiary. For purposes of this Agreement, the term “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with Alliant if each of the entities (other than the last entity in the chain) owns stock or other equity interests possessing more than 50% of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.
(p)Termination of Employment. For purposes of this Agreement, the Employee’s Termination of Employment shall occur when the Company and Employee reasonably anticipate that no further services will be performed by the Employee for the Company and its 409A Affiliates or that the level of bona fide services the Employee will perform after such date as an employee of the Company and its 409A Affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of services). Notwithstanding the foregoing, if Employee takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Employee will not be deemed to have incurred a Termination of Employment for the first 6 months of the leave of absence, or if longer, for so long as the Employee’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing a Termination of Employment.
(q)Termination Date. For purposes of this Agreement, except as otherwise provided in Subsection 2(b), Subsection 10(b), and Subsection 17(a) hereof, the term “Termination Date” means (i) if the Employee’s Termination of Employment is due to the Employee’s death, the date of death; (ii) if the Employee’s Termination of Employment is by reason of voluntary early retirement, as agreed in writing by the Company and the Employee, the date of such early retirement which is set forth in such written agreement; (iii) if the Employee’s Termination of Employment for purposes of this Agreement is by reason of disability pursuant to Section 12 hereof, the earlier of 30 days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Employee’s Termination of Employment is by the Employee voluntarily (other than for Good Reason), the date the Notice of Termination is given; and (v) if the Employee’s Termination of Employment is by the Company (other than by reason of disability pursuant to Section 12 hereof) or by the Employee for Good Reason, the earlier of 30 days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,
(i)If termination is for Cause pursuant to Subsection 1(f)(iii) of this Agreement and if the Employee has cured the conduct constituting such Cause as described by the Company in its Notice of Termination within such 30-day or shorter period, then the Employee’s employment hereunder shall continue as if the Company had not delivered its Notice of Termination.
(ii)If the Employee shall in good faith give a Notice of Termination for Good Reason and the Company notifies the Employee that a dispute exists concerning the termination within the 15-day period following receipt thereof, then the Employee may elect to continue the Employee’s employment during such dispute and the Termination Date shall be determined under this paragraph. If the Employee so elects and it is thereafter determined that Good Reason did exist, the Termination Date shall be the earliest of (i) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 23 hereof, (ii) the date of the Employee’s death or (iii) one day prior to the end of the Employment Period. If the Employee so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Employee hereunder shall continue after such determination as if the Employee had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Employee had not delivered the Notice of Termination except that, if it is finally determined that Good Reason did exist, the Employee shall in no case be denied the benefits described in Sections 8(b) and 9 hereof (including a Termination

Payment) based on events occurring after the Employee delivered his Notice of Termination.
(iii)Except as provided in Subsection (l)(q)(ii) above, if the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the appropriate period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Employee, the Employee will be deemed to have voluntarily terminated his employment and the Termination Date shall be the earlier of the date 15- days after the Notice of Termination is given or one day prior to the end of the Employment Period and (2) if delivered by the Company, the Company will be deemed to have terminated the Employee other than by reason of death, disability or Cause.
2.Termination or Cancellation Prior to Change in Control.
(a)Subject to Subsection 2(b) hereof, the Company and the Employee shall each retain the right to cause the Employee to incur a Termination of Employment at any time prior to a Change in Control of the Company. Subject to Subsection 2(b) hereof, in the event the Employee incurs a Termination of Employment prior to a Change in Control of the Company, this Agreement shall be terminated and cancelled and of no further force and effect, and any and all rights and obligations of the parties hereunder shall cease.
(b)Anything in this Agreement to the contrary notwithstanding, if a Change in Control of the Company occurs and if the Employee incurred an involuntary Termination of Employment by action of the Company (other than a termination due to the Employee’s death or as a result of the Employee’s disability or for Cause) during the period of

180 days prior to the date on which the Change in Control of the Company occurs, and if it is reasonably demonstrated by the Employee that such Termination of Employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control of the Company or (ii) otherwise arose in connection with or in anticipation of a Change in Control of the Company, then for all purposes of this Agreement related to the Accrued Benefits and the Termination Payment in Section 9 hereof, but excluding the additional benefits in Subsection 8(b) hereof, such Termination of Employment shall be deemed a “Covered Termination,” “Notice of Termination” shall be deemed to have been given, and the “Employment Period” shall be deemed to have begun on the date of such termination which shall be deemed to be the “Termination Date” and the date of the Change of Control of the Company for purposes of this Agreement.
3.Employment Period. If a Change in Control of the Company occurs when the Employee is employed by the Company, the Company will continue thereafter to employ the Employee during the Employment Period, and the Employee will remain in the employ of the Company in accordance with and subject to the terms and provisions of this Agreement. Any Termination of Employment by the Company of the Employee’s employment during the Employment Period shall be deemed a termination by the Company for purposes of this Agreement.
4.Duties. During the Employment Period, the Employee shall, in the same capacities and positions held by the Employee at the time of the Change in Control of the Company or in such other capacities and positions as may be agreed to by the Company and the Employee in writing, devote the Employee’s best efforts and all of the Employee’s business time, attention and skill to the business and affairs of the Company, as such business and affairs now exist and as they may hereafter be conducted. The services which are to be performed by the Employee hereunder are to be rendered in the same metropolitan area in which the

Employee was employed at the date of such Change in Control of the Company, or in such other place or places as shall be mutually agreed upon in writing by the Employee and the Company from time to time. Without the Employee’s consent, the Employee shall not be required to be absent from such metropolitan area more than 45 days in any fiscal year of the Company.
5.Compensation. During the Employment Period, the Employee shall be compensated as follows:
(a)The Employee shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash equivalent of not less than 12 times the Employee’s highest monthly base salary for the twelve-month period immediately preceding the month in which the Change in Control of the Company occurs or, if higher, annual base salary at the rate in effect immediately prior to the Change in Control of the Company (which base salary shall be determined prior to any reduction for amounts deferred under Code Section 401(k) or otherwise, or deducted pursuant to a cafeteria plan under Code Section 125, subject to adjustment as hereinafter provided in Section 6 (such salary amount as adjusted upward from time to time is hereafter referred to as the “Annual Base Salary”).
(b)The Employee shall receive fringe benefits at least equal in value to the highest value of such benefits provided for the Employee at any time during the 180-day period immediately prior to the Change in Control of the Company or, if more favorable to the Employee, those provided generally at any time during the Employment Period to any employees of the Company of comparable status and position to the Employee; and shall be reimbursed, at such intervals and in accordance with such standard policies that are most favorable to the Employee that were in effect at any time during the 180-day period immediately prior to the Change in Control of the Company, for any and all monies advanced in connection with the Employee’s employment for reasonable and necessary expenses incurred by the Employee on behalf of the Company, including travel expenses.
(c)The Employee and/or the Employee’s family, as the case may be, shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Employee’s salary grade or on any other requirement which excludes persons of comparable status and position to the Employee unless such exclusion was in effect for such plan or an equivalent plan at any time during the 180-day period immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Company’s salaried employees of comparable status and position, including but not limited to group life insurance, hospitalization, medical and dental plans; provided, that, (i) in no event shall the aggregate level of benefits under such plans in which the Employee is included be less than the aggregate level of benefits under plans of the Company of the type referred to in this Subsection 5(c) in which the Employee was participating at any time during the 180-day period immediately prior to the Change in Control of the Company and (ii) in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the type referred to in this Subsection 5(c) provided at any time after the Change in Control of the Company to any employee of the Company of comparable status and position to the Employee.
(d)The Employee shall annually be entitled to not less than the amount of paid vacation and not fewer than the highest number of paid holidays to which the Employee was entitled annually at any time during the 180-day period immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other employees of the Company of comparable status and position to the Employee at any time during the Employment Period.

(e)The Employee shall be included in all plans providing additional benefits to employees of the Company of comparable status and position to the Employee, including but not limited to deferred compensation, split-dollar life insurance in certain grandfathered circumstances, stock option, stock appreciation, restricted stock, performance shares and similar or comparable plans; provided, that, (i) in no event shall the aggregate level of benefits under such plans be less than the highest aggregate level of benefits under plans of the Company of the type referred to in this Subsection 5(e) in which the Employee was participating at any time during the 180-day period immediately prior to the Change in Control of the Company; (ii) in no event shall the aggregate level of benefits under such plans be less than the aggregate levels of benefits under plans of the type referred to in this Subsection 5(e) provided at any time after the Change in Control of the Company to any employee of the Company comparable in status and position to the Employee; and (iii) the Company’s obligation to include the Employee in bonus or incentive compensation plans shall be determined by Subsection 5(f) hereof.
(f)To assure that the Employee will have an opportunity to earn incentive compensation after a Change in Control of the Company, the Employee shall be included in a bonus plan of the Company which shall satisfy the standards described below (such plan, the “Bonus Plan”). Bonuses under the Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Company as the Company shall establish (the “Goals”), all of which Goals shall be attainable, prior to the end of the Employment Period, with approximately the same degree of probability as the most attainable goals under the Company’s bonus plan or plans as in effect at any time during the 180-day period immediately prior to the Change in Control of the Company (whether one or more, the “Company Bonus Plan”) and in view of the Company’s existing and projected financial and business circumstances applicable at the time. The amount of the bonus (the “Bonus

Amount”) that the Employee is eligible to earn under the Bonus Plan shall be no less than the amount of the Employee’s maximum award provided in such Company Bonus Plan (such bonus amount herein referred to as the “Targeted Bonus”), and in the event the Goals are not achieved such that the entire Targeted Bonus is not payable, the Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Targeted Bonus reasonably related to that portion of the Goals which were achieved. Payment of the Bonus Amount shall not be affected by any circumstance occurring subsequent to the end of the Employment Period, including termination of the Employee’s employment and shall be paid within 2½ months following the end of the performance period to which it relates.
6.Annual Compensation Adjustments. During the Employment Period, the Board (or an appropriate committee or delegatee thereof) will consider and appraise, at least annually, the contributions of the Employee to the Company, and in accordance with the Company’s practice prior to the Change in Control of the Company, due consideration shall be given to the upward adjustment of the Employee’s Annual Base Salary, at least annually, (i) commensurate with increases generally given to other employees of the Company of comparable status and position to the Employee, and (ii) as the scope of the Company’s operations or the Employee’s duties expand.
7.Termination For Cause or Without Good Reason. If there is a Covered Termination for Cause or due to the Employee’s voluntarily terminating the Employee’s employment other than for Good Reason (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Employee shall be entitled to receive only Accrued Benefits pursuant to Subsection 9(a) hereof.
8.Termination Giving Rise to a Termination Payment.
(a)If there is a Covered Termination by the Employee for Good Reason, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section

12 hereof, or (iii) Cause (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Employee shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and additional severance pay and in consideration of the covenant of the Employee set forth in Subsection 14(a) hereof, the Termination Payment pursuant to Subsection 9(b) hereof.
(b)If there is a Covered Termination and the Employee is entitled to Accrued Benefits and the Termination Payment, then the Company shall provide to the Employee the following additional benefits:
(i)The Employee shall receive, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Employee’s status and position with the Company immediately prior to the date of the Change in Control of the Company (or, if higher, immediately prior to the termination of the Employee’s employment), provided by a nationally recognized placement firm selected by the Company; provided that the cost to the Company of such services shall not exceed 10% of the Employee’s Annual Base Salary and that such outplacement services shall cease no later than December 31 of the second calendar year following the calendar year in which the Employee’s Separation from Service occurs.
(ii)Until the earlier of the second anniversary of the Covered Termination or such time as the Employee has obtained new employment and is covered by benefits which, in the aggregate with the life benefits in (iii) below, are at least equal in value to the following benefits and those provided pursuant to (iii) below, the Employee shall continue to be covered, at the expense of the Company, by the same or equivalent hospitalization, medical and dental coverage (each, a “health plan”) as was required hereunder with respect to the Employee immediately prior to the date the Notice of Termination is given. Such coverage shall count as COBRA continuation coverage. Notwithstanding the foregoing, following the end of the COBRA continuation period, if such coverage is provided under a health plan that is subject to Code Section 105(h), benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B) and, if necessary, the Company shall amend such health plan to comply therewith.
(iii)Until the earlier of the second anniversary of the Covered Termination or such time as the Employee has obtained new employment and is covered by benefits which, in the aggregate with the health plan benefits in (ii) above, are at least equal in value to the following benefits and those provided pursuant to (ii) above, the Employee shall continue to be covered by the same or equivalent life coverage as was required hereunder with respect to the Employee immediately prior to the date the Notice of Termination is given. During the first six months following the Employee’s Separation from Service, the Employee shall pay the Company for such coverage that is in excess of $50,000 under a group term life insurance policy. After the end of such six month period, the Company shall make a cash payment to the Employee equal to the aggregate premiums paid by the Employee, and thereafter such coverage shall be provided at the expense of the Company for the remainder of the period.
(iv)The Company shall cause the Employee to be fully and immediately vested in his accrued benefit under any supplemental executive retirement plan of the Company providing benefits for the Employee (the “SERP”) and in any nonqualified defined contribution retirement plan of the Company. In addition, the Company shall cause the Employee to be deemed to have satisfied any minimum years of service requirement under the SERP for subsidized early retirement benefits regardless of the Employee's age and service at the date of the Covered Termination; provided, however, that SERP benefits will be based on service to date with no additional credit for service or age beyond the date of the Covered Termination.
(v)All equity-based awards issued to the Employee will be governed by the plan and the agreement pursuant to which the awards were granted.
9.Payments Upon Termination.
(a)Accrued Benefits. For purposes of this Agreement, the Employee’s “Accrued Benefits” shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Employee’s employment for reasonable and necessary expenses incurred by the Employee on behalf of the Company for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Employee or pursuant to any deferred compensation plan then in effect (which deferrals shall be paid in accordance with the applicable terms of such deferred compensation plan); (iv) subject to any deferral election then in effect, a lump sum payment of the bonus or incentive compensation otherwise payable to the Employee with respect to the year in which termination occurs under all bonus or incentive compensation plan or plans in which the Employee is a participant; and (v) all other payments and benefits to which the Employee (or in the event of the Employee’s death, the Employee’s surviving spouse or other beneficiary) may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company, excluding any other severance payments under any Company severance policy, practice or agreement in effect immediately prior to the Change in Control of the Company. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to Subsections 9(a)(i) and (ii), pursuant to the terms of the benefit plan or practice establishing such benefits with respect to Subsections 9(a)(iii) and (v), and, with respect to Subsection 9(a)(iv), (i) for payments not exempt from Code Section 409A, as of the same time as the Termination Payment or (ii) for payments exempt from Code Section 409A, as of the time payments are made to covered participants generally under such plan.
(b)Termination Payment.
(i)Subject to the limits set forth in Subsection 9(b)(ii) hereof, the Termination Payment shall be an amount equal to (A) the Employee’s Annual Base Salary (determined as of the time of the Change in Control of the Company or, if higher, immediately prior to the date the Notice of Termination is given) plus (B) an amount equal to the Employee’s target bonus for the year in which the Termination Date occurs (the aggregate amount set forth in (A) and (B) hereof shall hereafter be referred to as “Annual Cash Compensation”), times (C) 2.99; provided, however, that such amount shall not be less than the greater of

(i) the amount of the Employee’s Annual Cash Compensation or (ii) the severance benefits to which the Employee would have been entitled under the Company’s severance policies and practices in effect immediately prior to the Change in Control of the Company. The Termination Payment shall be paid to the Employee in cash equivalent 10 business days after the Separation from Service, provided that in the event the Employee’s Termination Date is pursuant to Section 2(b), the lump sum payment shall be paid 10 business days after the date of the Change in Control of the Company (as defined without reference to Section 2(b)). Such lump sum payment shall not be reduced by any present value or similar factor, and the Employee shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Employee securing other employment or for any other reason. The Termination Payment shall be in lieu of, and acceptance by the Employee of the Termination Payment shall constitute the Employee’s release of any rights of Employee to, any other severance payments under any Company severance policy, practice or agreement. The Company shall bear up to $10,000 in the aggregate of fees and expenses of consultants and/or legal or accounting advisors engaged by the Employee to advise the Employee as to matters relating to the computation of benefits due and payable under this Subsection 9(b); the payment of any such amount shall be made promptly upon submission of the proof of such expense, but in no event later than December 31 of the second calendar year following the calendar year in which the Employee’s Separation from Service occurs.
(ii)(A) Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” that is subject to the tax (the “Excise Tax”) imposed by Code Section 4999, then the Total Payments to be made to the Employee shall be reduced such that the value of the aggregate Total Payments that the Employee is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Employee may receive without becoming subject to the tax imposed by Code Section 4999.
(B)     Notwithstanding Subsection 9(b)(ii)(A), the reduction in the amount of Total Payments provided in Subsection 9(b)(ii)(A) shall not apply if the after-tax value to the Employee of the Total Payments prior to reduction in accordance with Subsection 9(b)(ii)(A) is greater than the after-tax value to the Employee if Total Payments are reduced in accordance with Subsection 9(b)(ii)(A).
(C)    For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Code Section 1274(b)(2). Within forty (40) days following a Covered Termination or the delivery of the notice by the

Company to the Employee of its belief that there is a payment or benefit due the Employee which will result in an excess parachute payment as defined in Code Section 280G, the Employee and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Employee (which may be regular outside counsel to the Company), which opinion sets forth: (1) the amount of the Base Period Income, (2) the amount and present value of Total Payments, (3) the amount and present value of any excess parachute payments determined without regard to the limitations of this Subsection 9(b)(ii), (4) the after-tax value of the Total Payments if the reduction in Total Payments contemplated under Subsection 9(b)(ii)(A) did not apply, and (5) the after-tax value of the Total Payments taking into account the reduction in Total Payments contemplated under Subsection 9(b)(ii)(A). As used in this Subsection 9(b)(ii), the term “Base Period Income” means an amount equal to the Employee’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Employee. For purposes of determining the after-tax value of Total Payments, the Employee shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Termination Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Employee’s domicile for income tax purposes on the date the Termination Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes. The opinion of National Tax Counsel shall be addressed to the Company and the Employee and shall be binding upon the Company and the Employee. If such opinion determines that there would be an excess parachute payment and that the after-tax value of the Total Payments taking into account the reduction contemplated under Subsection 9(b)(ii)(A) is greater than the after-tax value of the Total Payments if the reduction in Total Payments contemplated under Subsection 9(b)(ii)(A) did not apply, then the Termination Payment hereunder or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated so that under the bases of calculation set forth in such opinion there will be no excess parachute payment. Such reduction will be achieved by reducing or eliminating payments or benefits in the following order, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment; provided that in the event it is determined that the foregoing methodology for reduction would violate Code Section 409A, the reduction shall be made pro rata among the benefits and/or payments (on the basis of the relative present value of the parachute payments): (A) any Termination Payment, (B) any acceleration of equity awards under any applicable plan or program of the Company, (C) any payment or benefit under the SERP, (D) any non-cash compensation payable upon the termination of an Employee and (E) any Accrued Benefits. If such National Tax Counsel so requests in connection with the opinion required by this Subsection 9(b)(ii), the Employee and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Employee solely with respect to its status under Code Section 280G and the regulations thereunder. If the provisions of Code Sections 280G and 4999 are repealed without succession, then this Section 9(b)(ii) shall be of no further force or effect.
(iii)If, notwithstanding the provisions of Subsection (ii) of this Subsection 9(b), it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of Total Payments is subject to the tax imposed by Code Section 4999, even though the reduction contemplated under Subsection 9(b)(ii)(A) was applied in order to avoid application of the Excise Tax, the Company shall pay to the Employee an additional amount such that the net amount retained by the Employee after deduction of any Excise Tax and any interest charges or penalties in respect of the imposition of such Excise Tax (but not any federal, state or local income tax) on the Total Payments, and any federal, state and local income tax and Excise Tax upon the payment provided for by this Subsection (iii), shall be equal to the Total Payments. For purposes of determining the amount of the reimbursement amount under this Subsection 9(b)(iii), the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the reimbursement is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Employee’s domicile for income tax purposes on the date the reimbursement is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Such reimbursement shall be paid promptly following the date of the final determination by a court or the Internal Revenue Service, but no later than the end of the calendar year following the year in which the Employee remits the Excise Tax to the Internal Revenue Service.
(iv)The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Subsection 9(b), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.
10.Death.
(a)Except as provided in Section 10(b) hereof, in the event of a Covered Termination due to the Employee’s death, the Employee’s estate, heirs and beneficiaries shall receive all the Employee’s Accrued Benefits through the Termination Date.
(b)In the event the Employee dies after a Notice of Termination is given (i) by the Company or (ii) by the Employee for Good Reason, the Employee’s estate, heirs and beneficiaries shall be entitled to the benefits described in Subsection 10(a) hereof and, subject to the provisions of this Agreement, to such Termination Payment as the Employee would have been entitled to had the Employee lived. For purposes of this Subsection 10(b), the Termination Date shall be the earlier of 30 days following the giving of the Notice of Termination, subject to extension pursuant to Subsection 1(p) hereof, or one day prior to the end of the Employment Period. The benefit shall be paid 10 business days after the Termination Date, without interest.
11.Retirement. If, during the Employment Period, the Employee and the Company shall execute an agreement providing for the early retirement of the Employee from the Company, or the Employee shall otherwise give notice that he is voluntarily choosing to retire early from the Company, the Employee shall receive Accrued Benefits through the Termination Date; provided, that if the Employee’s employment is terminated by the Employee for Good Reason or by the Company other than by reason of death, disability or Cause and the Employee also, in connection with such termination, elects voluntary early retirement, the Employee shall also be entitled to receive a Termination Payment pursuant to Subsection 8(a) hereof.
12.Termination for Disability. If, during the Employment Period, as a result of the Employee’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Employee shall have been absent from the Employee’s duties hereunder on a full-time basis for a period of six consecutive months and, within 30 days after the Company notifies the Employee in writing that it intends to terminate the Employee’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Employee shall not have returned to the performance of the Employee’s duties hereunder on a full-time basis, the Company may terminate the Employee’s employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 13 hereof. If the Employee’s employment is terminated on account of the Employee’s disability in accordance with this Section, the Employee shall receive Accrued Benefits in accordance with Subsection 9(a) hereof and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.
13.Termination Notice and Procedure. Any Covered Termination by the Company or the Employee (other than a termination of the Employee’s employment that is a Covered Termination by virtue of Subsection 2(b) hereof) shall be communicated by a written notice of termination (“Notice of Termination”) to the Employee, if such Notice is given by the Company, and to the Company, if such Notice is given by the Employee, all in accordance with the following procedures and those set forth in Section 24 hereof:
(a)If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.
(b)Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Employee, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office.
(c)If the Notice is given by the Employee for Good Reason, the Employee may cease performing the Employee’s duties hereunder on or after the date 15 days after the delivery of Notice of Termination and shall in any event cease employment on the Termination Date. If the Notice is given by the Company, then the Employee may cease performing the Employee’s duties hereunder on the date of receipt of the Notice of Termination, subject to the Employee’s rights hereunder.
(d)The Employee shall have 30 days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Employee’s employment for Cause under this Agreement pursuant to Subsection 1(f) (iii) hereof.

(e)The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 23 hereof written notice of any dispute relating to such Notice of Termination to the party giving such Notice within 15 days after receipt thereof; provided, however, that if the Employee’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty days. After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.
14.Further Obligations of the Employee.
(a)Competition. The Employee agrees that, in the event of any Covered Termination where the Employee is entitled to Accrued Benefits and the Termination Payment, the Employee shall not, for a period expiring one year after the Termination Date, without the prior written approval of Alliant’s Chief Executive Officer or his designee, participate in the management of, be employed by or own any business enterprise at a location within the Company’s service territory (defined as the regulated service territory as authorized by the appropriate state agencies regulating utilities with jurisdiction over Alliant utility subsidiaries) that engages in substantial competition with the Company or its subsidiaries, where such enterprise’s revenues from producing, selling, and distributing energy and providing energy-related services to its customers, amount to 10% or more of such enterprise’s net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Subsection 14(a) shall prohibit the Employee from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.
(b)Confidentiality. During the Employee’s employment by the Company and for a period of five (5) years thereafter, the Employee shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company (including that of the Company), except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of duties as an employee of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Employee shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.
15.Expenses and Interest. If, after a Change in Control of the Company, (i) a dispute arises with respect to the enforcement of the Employee’s rights under this Agreement or (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as, and to the extent that, the Employee prevails in such proceeding, the Employee shall recover from the Company the reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of the dispute, legal or arbitration proceeding as to which the Employee has prevailed (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Employee calculated at the rate of interest announced by U.S. Bank Milwaukee, N. A., Milwaukee, Wisconsin, from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement. Any dispute as to the reasonableness of the Expenses incurred, or the extent to which the Employee has prevailed, shall be resolved by the presiding officer (arbitrator or judge) in the forum in which the substantive issues are finally resolved. Any such payment shall be made promptly following the date of the final determination, but no later than the end of the calendar year following the year in which the Employee incurs the expense.
16.Payment Obligations Absolute. The Company’s obligation during and after the Employment Period to pay the Employee the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as provided in Section 15 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Employee, or from whomsoever may be entitled thereto, for any reason whatsoever.
17.Successors.
(a)If Alliant sells, assigns or transfers all or substantially all of its business and assets to any Person or if Alliant merges into or consolidates or otherwise combines (where Alliant does not survive such combination) with any Person (any such event, a “Sale of Business”), then Alliant shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and Alliant shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of Alliant to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be deemed the Termination Date. In case of such assignment by Alliant and of assumption and agreement by such Person, as used in this Agreement, “Company” shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person. The Employee shall, in the Employee’s discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to Alliant and the Company (as so defined) in any action to enforce any rights of the Employee hereunder. Except as provided in this Subsection, this Agreement shall not be assignable by Alliant. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Alliant.
(b)This Agreement and all rights of the Employee shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Employee under Sections 7, 8, 9, 10, 11, 12 and 15 hereof if the Employee had lived shall be paid, in the event of the Employee’s death, to the Employee’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Company, as such terms are in effect on the date of the Change in Control of the Company, that expressly govern benefits under such plan in the event of the Employee’s death.
18.Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.
19.Contents of Agreement; Waiver of Rights; Amendment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and shall supersede in all respects, and the Employee hereby waives all rights under, any prior or other agreement or understanding between the parties with respect to such subject matter, including, but not limited to the Key Executive Employment and Severance Agreement dated [date]. This Agreement may not be amended or modified at any time except by written instrument executed by Alliant and the Employee.
20.Withholding. The Company shall be entitled to withhold from amounts to be paid to the Employee hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Company shall be entitled to rely on an opinion of the National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise. In addition, if prior to the date of payment of the Termination Payment hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Company may provide for an immediate payment of the amount needed to pay the Employee’s portion of such tax (plus taxes thereon) and the Termination Payment shall be reduced accordingly.
21.Additional Section 409A Provisions.
(a)The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Code Section 409A.
(b)Notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, if the Employee is a “specified employee,” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting the Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), shall not be paid to the Employee during such period, but shall instead be accumulated and paid to the Employee (or, in the event of the Employee’s death, the Employee’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Employee’s separation from service or the Employee’s death.
(c)If an amount or the value of a benefit under this Agreement is required to be included in an Employee’s income prior to the date such amount is actually distributed or benefit provided as a result of the failure of this Agreement (or any other arrangement required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Employee shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Agreement fails to meet the requirements of Code Section 409A; such distribution shall equal the amount required to be included in the Employee’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

(d)If any payment or the provision of any benefit required under the terms of this Agreement would jeopardize the ability of the Company to continue as a going concern, the Company shall not be required to make such payment or provide such benefit; rather, the payment or benefit shall be delayed until the first date that making the payment or benefit does not jeopardize the ability of the Company to continue as a going concern.
(e)If any payment or benefit due pursuant to this Agreement would violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the payment or the provision of the benefit shall be delayed until the earliest date on which making such payment or providing such benefit would not violate such law.
(f)Each payment provided under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense will be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.
(g)The Employee acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Code Section 409A, the Employee must make a reasonable, good faith effort to collect any payment or benefit to which the Employee believes the Employee is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.
22.Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Employee and an authorized representative of the Company.
23.Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Employee’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Madison, Wisconsin or, at the Employee’s election, if the Employee is not then residing or working in the Madison, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Employee resides; provided, that, if the Employee is not then residing in the United States, the election of the Employee with respect to such venue shall be either Madison, Wisconsin, or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Employee’s residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.
24.Notice. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Subsection 13(d) hereof, shall be deemed given when actually received by the Employee or actually received by Alliant’s Corporate Secretary or any officer of Alliant other than the Employee. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Alliant Energy Corporation, Attention: Corporate Secretary, 4902 North Biltmore Lane, Suite 1000, Madison, Wisconsin 53718-2148, or if to the Employee, at the address set forth below the Employee’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.
25.No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
26.Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates listed below.

ALLIANT ENERGY CORPORATION

By:

Its:

Date:

EMPLOYEE:

Address:

Date: